1300 Main Street, P.O. Box 130 • Atchiston, Kansas 66002-0130 913.367.1480 • 800.255.0302 • Fax 913.367.0192 www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ	NEWS RELEASE

Contact:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE

MGPI HOLDS ANNUAL MEETING

REVIEWS FISCAL 2004 PERFORMANCE; DISCUSSES PERFORMANCE DRIVERS

         ATCHISON, Kan., October 14, 2004— Speaking at its 2004 annual meeting of stockholders today, the management of MGP Ingredients, Inc. (Nasdaq: MGPI) reviewed the company’s strong 2004 performance and outlined plans aimed at strengthening its position in the specialty food ingredients market.

         “Fiscal 2004 was the year in which we made our greatest strides toward evolving to a customer-centric specialty ingredients company,” said Ladd Seaberg, president and chief executive officer. “Our mandate for the year ahead and beyond is to leverage our 2004 success to enhance our market position and our ability to pursue opportunities within the marketplace.”

         Seaberg and Mike Trautschold, executive vice president of marketing and sales, elaborated on management’s plan to accomplish this, including:

         Evolving its product line focus. The trend toward health and wellness continues to fuel demand for foods that fit specific nutritional profiles. MGPI’s existing portfolio of ingredients and technological capabilities helps customers meet that demand and create compelling opportunities for line extensions. MGPI’s patented products also help meet customer needs for good taste, texture and appearance, as well as improved shelf life, convenience and environmental considerations.

         Strengthening the core franchise. MGPI expects to build on its leadership position by further enhancing its technological advantages in grain science, patented technologies and research and development investment. Recent investments in production and manufacturing will drive continuing efforts toward efficiencies and process engineering excellence.

         Improving financial discipline. MGPI will target earnings and cash flow growth by focusing on productivity of fixed assets, aggressive management of raw materials costs, improved inventory management and cost controls.

         Seaberg also provided a review of the company’s fiscal 2004 performance, illustrating growing interest in low carbohydrate, high fiber foods as well as healthy lifestyles contributed to a doubling of specialty ingredients revenue, a near-doubling of net income, and a significantly improved balance sheet.

         As previously announced, MGPI’s stockholders today also elected John Spiers and John Byom to the company’s board of directors; re-elected Cloud L. “Bud” Cray to the board; voted to increase the number of authorized common shares from 20 million to 40 million shares; and approved a new stock incentive plan.

         The annual meeting was webcast live, and a replay of the entire meeting is available through a link on the company’s website, www.mgpingredients.com.

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ADD 1—MGPI ANNUAL MEETING

This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as “intend,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may” and similar expressions. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital, actions of governments or government officials and actions of insurers. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

In business since 1941, MGP Ingredients is a pioneer in the development and production of natural grain-based products, including specialty and commodity wheat proteins and starches, and food grade and fuel grade alcohol. The company operates facilities in Atchison and Kansas City, Kan., and Pekin, Ill.

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